EXHIBIT 9

                         Opinion and Consent of Counsel

                                              Ameritas Life Insurance Corp. Logo

April 20, 2010



Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501

Gentlemen:

With reference to Post-Effective Amendment No. 14 to Registration Statement Number 333-05529 on Form N-4, filed by Ameritas Life Insurance Corp. and Ameritas Life Insurance Corp. Separate Account LLVA with the Securities and Exchange Commission covering flexible premium annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that.

1. Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable annuity insurance policies.

2. Ameritas Life Insurance Corp. Separate Account LLVA is a duly authorized and existing separate account established pursuant to the provisions of
     Section 44-310.06 of the Statutes of the State of Nebraska.

3. The flexible premium variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 14 to the Registration Statement on Form N-4.

Sincerely,

/S/ Robert G. Lange

Robert G. Lange
Vice President, General Counsel & Assistant Secretary